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                                                                   EXHIBIT 10.60

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                           CARDIAC SCIENCE CORPORATION

                                  DARRYL LUSTIG

                       VICE PRESIDENT, SALES PRIMARY CARE

                                                  DATED AS OF SEPTEMBER 20, 2006

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                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      This Amended and Restated Employment Agreement (this "Agreement"), dated as of September 20, 2006, is between Cardiac Science Corporation, a Delaware corporation (the "the Company"), and Darryl Lustig, Vice President, Sales Primary Care ("Executive");

                              W I T N E S S E T H:

      WHEREAS, Executive and Quinton Cardiology Systems, Inc. ("Quinton Cardiology") are parties to an Employment Agreement dated as of February 6, 2004 (the "Original Agreement");

      WHEREAS, pursuant to an Agreement and Plan of Merger dated as of February 28, 2005, as amended, Quinton Cardiology and Cardiac Science, Inc. were combined by means of the merger of Quinton Cardiology into the Company and the merger of a subsidiary of the Company into Cardiac Science, Inc. (the "Merger");

      WHEREAS, as a result of the Merger, the Original Agreement was assigned to the Company by operation of law;

      WHEREAS, the Company and Executive desire to amend and restate the Original Agreement upon the terms and conditions set forth herein.

                              A G R E E M E N T S:

      NOW, THEREFORE, for and in consideration of the foregoing premises and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and Executive hereby agree to enter into an employment relationship in accordance with the terms and conditions set forth below.

1. EMPLOYMENT

      The Company will continue to employ Executive and Executive will continue to accept employment by the Company as its Vice President, Sales Primary Care, and continue to report to the Chief Executive Officer. Changes may be made from time to time by Employer in its sole discretion to the duties, reporting relationships and title of Executive. Executive will perform the duties of Vice President, Sales Primary Care, and will devote full time and attention to achieving the purposes and

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discharging of responsibilies afforded the position, and such other duties as may be assigned from time to time by the Chief Executive Officer, which relate to the business of the Company and are reasonably consistent with Executive's position.

During Executive's employment, the Executive will not engage in any other business activity which, in reasonable judgment of the Chief Executive Officer, conflicts with the duties of the Executive under this agreement, whether or not such activity is pursued for gain, profit or other advantage.

Executive will comply with the policies, procedures, and applicable laws and regulations that govern the Company, and will take reasonable steps to ensure that the operations the Executive manages are in compliance with all applicable policies, procedures, laws and regulations.

2. COMPENSATION AND BENEFITS

      The Company agrees to pay or cause to be paid to Executive, and Executive agrees to accept in exchange for the services rendered hereunder by him, the following compensation:

      2.1 ANNUAL SALARY

      Executive's compensation shall consist of an annual base salary (the " Salary") of two hundred thousand dollars ($200,000), payable bi-weekly and in accordance with the payroll practices of the company. The Salary shall be reviewed, and shall be subject to change, by the Board of Directors of the Company (or the Compensation Committee thereof) at least annually while Executive is employed hereunder.

      2.2 BONUS

      Executive shall be eligible to participate in Employer's annual incentive bonus plan, and in accordance with executive bonus plans, which shall be adopted and modified from time to time in the sole discretion of the Board of Directors (or the Compensation Committee of the Board of Directors) of the Company.

      2.3 BENEFITS

      Executive will be eligible to participate, subject to and in accordance with applicable eligibility requirements, in such benefit programs as shall be provided from time to time by action of the Company's Board of Directors, which shall include, at a minimum, basic health, dental and vision insurance.

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      2.4 VACATION AND OTHER PAID TIME-OFF BENEFITS

      Executive shall be entitled to four (4) weeks vacation each year, unless years of service warrant additional vacation under the Company vacation policy as offered all other employees, and during which time Executive's base compensation will continue in full. Vacation will be scheduled by mutual agreement. Executive will be provided such holidays and sick leave as Employer makes available to its all other employees.

3. TERMINATION

      The employment of Executive pursuant to this Agreement may be terminated as follows:

      3.1 AUTOMATIC TERMINATION ON DEATH OR TOTAL DISABILITY

      This Agreement and Executive's employment hereunder shall terminate automatically upon the death or total disability of Executive. The term "total disability" as used herein shall mean Executive's inability, with or without reasonable accommodation, provided that no accommodation that imposes undue hardship on Employer will be required to perform the essential responsibilities associated with Executive's position set forth in Section 1 hereof for a period or periods aggregating ninety (90) days during any period of one hundred eighty days (180) consecutive days (or such other period as may be required by disability law) in any twelve-month period as a result of physical or mental illness, loss of legal capacity or any other cause beyond Executive's control, unless Executive is granted a leave of absence by the Board of Directors of the Company (or the Compensation Committee thereof). Executive and the Company hereby acknowledge that Executive's ability to perform the duties specified in paragraph 1 hereof is of the essence of this Agreement. Termination hereunder shall be deemed to be effective (a) at the end of the calendar month in which Executive's death occurs or (b) immediately upon a determination by the Board of Directors of the Company (or the Compensation Committee thereof) of Executive's total disability, as defined herein. In the case of termination of employment under this Section 3.1, Executive shall not be entitled to receive any payments or benefits under this Agreement other than any unpaid Salary and unused vacation which has accrued as of the date Executive's employment terminates.

      3.2 OTHER TERMINATION EXCLUDING CHANGE OF CONTROL

      Either the Company or Executive may terminate this agreement at any time for any reason, with or without notice. Except as provided in Section 3.3.1 below, upon such termination, Executive shall not be entitled to receive any payments or benefits under this Agreement other than any unpaid Salary for the bi-weekly period up to the

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date of termination and vacation time which has accrued as of the date
Executive's employment terminates.

      Executive acknowledges and understands that employment with the Company is at-will and can be terminated by either party for no reason or for any reason not otherwise specifically prohibited by law or provided for in this Agreement. Nothing in this Agreement is intended to alter Executive's at-will employment status or obligate the Company to continue to employ Executive for any specific period of time, or in any specific role or geographic location.

      3.3 TERMINATION AS A RESULT OF CHANGE OF CONTROL

            3.3.1 TERMINATION BY THE COMPANY OR SUCCESSOR EMPLOYER

      If (a) during the period commencing on the date the Company enters into a definitive agreement with respect to a transaction that would constitute a Change of Control (as defined below) and ending on the date the definitive agreement therefore is terminated or the Change of Control is consummated, the Company terminates Executive's employment without cause (as defined below), (b) during the period commencing upon the consummation of the Change of Control and ending twenty-four months thereafter, the Company or, if applicable, the surviving or successor employer ("Successor Employer") terminates Executive's employment without Cause (as defined below), or (c) during the period commencing upon the consummation of the Change of Control and ending twenty-four (24) months thereafter, Executive resigns for Good Reason (as defined below), then Executive shall be entitled to receive the following termination payments and benefits:

            (1) severance payments equal to six (6) months salary (the higher of that in effect immediately prior to Change of Control or that in effect immediately prior to termination), to be paid out over six (6) months in the course of the Company's or the Surviving Employer's regularly scheduled payroll;

            (2) continuation of health, dental and vision insurance, at substantially equivalent coverage to those in place as of the termination date, and Life Insurance, including supplemental coverage, if and as allowed under the policy's portability clause, for no less than six (6) months, and other benefits substantially equivalent to those in place as of the termination date, for six (6) months;

            (3) any unpaid salary and accrued, unused vacation as of the date Executive's employment terminates;

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            (4) bonus at the target or budgeted amount for the year in which termination occurs, based on any bonus plan in place for that year, pro-rated for through the date of termination; and

            (5) accelerated vesting of 100% of Executive's then unvested options to purchase shares of the Company's common stock or the options to purchase common stock of the Successor Employer issued in substitution therefor in connection with the Change of Control, any restricted stock units or other similar stock based awards.

      The severance payments and benefits described in this paragraph are expressly contingent upon Executive's signing upon termination a full release in a form acceptable to Successor Employer, and are further contingent upon Executive's full compliance with the terms of the Confidentiality Agreement (as defined in paragraph 5 below) with the Company.

            3.3.2 TERMINATION FOR CAUSE

      If, during either of the periods set forth in clauses (a) or (b) of
Section 3.3.1, Executive is terminated by the Company or the Successor Company for Cause, Executive shall not be entitled to receive any payments or benefits hereunder other than any unpaid Salary and accrued, unused vacation as of the date Executive's employment terminates, payable on the next regularly scheduled payroll following the Executive's termination date.

            3.3.3 TERMINATION BY EXECUTIVE

      If, during either of the periods set forth in clauses (a) or (b) of
Section 3.3.1, Executive voluntarily terminates his employment other than for Good Reason, Executive shall not be entitled to receive any payments or benefits hereunder other than any unpaid Salary and accrued, unused vacation as of the date Executive's employment terminates, payable on the next regularly scheduled payroll following the Executive's termination date.

            3.3.4 CAUSE

      Wherever reference is made in this Agreement to termination being with or without Cause, "Cause" shall be limited to the occurrence of one or more of the following events:

            (a) willful misconduct, insubordination, or dishonesty in the performance of Executive's duties or other knowing and material violation of the Company's or the Successor Employer's policies and procedures in effect

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      from time to time which results in a material adverse effect on the
      Company or the Successor Employer;

            (b) the continued failure of Executive to satisfactorily perform his duties after receipt of written notice that identifies the areas in which Executive's performance is deficient;

            (c) willful actions in bad faith (or intentional failures to act in good faith) by Executive with respect to the Company or the Successor Employer that materially impair the Company's or the Successor Employer's business, goodwill or reputation;

            (d) conviction of a felony or midsdemeanor or failure to contest prosecution for a felony or misdemeanor; the Employer's reasonable belief that Executive engaged in a violation of any statute, rule or regulation governing the Company, any of which is harmful to the Employer's business or reputation; the Employer's reasonable belief that Employee engage in unethical practices, dishonesty or disloyalty;

            (e) current use by the Executive of illegal substances; or

            (f) any material violation by Executive of Executive's Confidentiality Agreement.

            3.3.5 GOOD REASON

            For the purposes of this Agreement, "Good Reason" shall mean that Executive, without his/her consent, has either:

            (a) incurred a material reduction in title, status, authority or responsibility at the Company or the Successor Employer (relative to title, status, authority or responsibility immediately prior to the Change of Control);

            (b) incurred a reduction in Executive's Annual Salary or bonus opportunity; or material adverse modifications to the stock option awarded to Executive, or the Stock Plan (or any similar stock option plan);

            (c) suffered a material breach of this Agreement by the Company or the Successor Employer; or

            (d) been required to relocate or travel more than 50 miles from his/her then current place of employment in order to continue to perform the duties and responsibilities of his/her position (not including customary travel as may be required by the nature of his/her position).

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      Employer, or Successor Employer, shall have thirty (30) days to cure any such alleged breach, assignment, reduction or requirement under subsections (a),
(b), (c) and (d) above, after Executive provides Employer written notice of the actions or omissions constituting such breach, assignment, reduction or requirement.

            3.3.6 CHANGE OF CONTROL

      For purposes of this Agreement, "Change of Control" means:

            (a) a merger or consolidation of the Company with or into any other company, entity or person or

            (b) a sale, lease, exchange or other transfer in one transaction or a series of transactions undertaken with a common purpose of all or substantially all of the Company's then outstanding securities or all or substantially all of the Company's assets; provided, however, that a Change of Control shall not include a Related Party Transaction. A Change of Control shall also include (i) the purchase of a significant portion of the Company's common stock without approval of a majority of the Company's incumbent directors and (ii) a successful proxy contest, which is stated in terms of the board becoming composed of a majority of persons that are not incumbent directors (or appointed or nominated by incumbent directors).

      A "Related Party Transaction" means:

            (a) a merger or consolidation of the Company in which the holders of the outstanding voting securities of the Company outstanding immediately prior to the merger or consolidation hold at least a majority of the outstanding voting securities of the surviving or successor entity immediately after the merger or consolidation,

            (b) a sale, lease, exchange or other transfer of the Company's assets to a majority-owned subsidiary company,

            (c) a transaction undertaken for the principal purpose of restructuring the capital of the Company, including but not limited to reincorporating the Company in a different jurisdiction, or

            (d) a corporate dissolution or liquidation.

            3.3.7 GROSS-UP PAYMENT

            (a) Notwithstanding anything in this Agreement to the contrary, in the event that Executive becomes entitled to receive or receives any payment

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      or benefit under this Agreement or under any other plan, agreement, or arrangement with the Company, any person whose actions result in a Change of Control or any person affiliated with the Company or such person (all such payments and benefits, excluding the Gross-Up Payment, being referred to herein as the "Total Payments") and it is determined that any of the Total Payments will be subject to any excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any similar or successor provision (the "Excise Tax"), the Company shall make an additional lump-sum cash payment to Executive (the "Gross-Up Payment") in an amount such that the net amount retained by Executive from the Total Payments, after deduction of (i) the Excise Tax on the Total Payments, and
      (ii) any federal, foreign, state or local income or employment tax and Excise Tax imposed on the Gross-Up Payment, but before deduction for any federal, foreign, state or local income or employment tax withholding on the Total Payments, shall be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Gross-Up Payment shall be deemed to be subject to federal income taxes at the highest rate of federal income taxation applicable to individuals that is in effect for the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest rate of taxation applicable to individuals in the state and locality of Executive's residence on the date of termination of Executive's employment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes (as determined by assuming that such deduction is subject to the maximum limitation applicable to itemized deductions under Section 68 of the Code and any other limitations applicable to the deduction of state and local income taxes under the Code).

            (b) All determinations required to be made under this Section 3.3.7, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a reputable independent public accounting firm or independent tax counsel appointed by the Company (the "Firm"). All determinations made by the Firm under this Section 3.3.7 shall be conclusive and binding on both the Company and Executive, and the Firm shall provide its determinations and any supporting calculations to the Company and Executive within ten (10) business days after Executive's employment terminates under any of the circumstances described in Section 3.3.1, or such earlier time as is requested by the Company. In the event that the Firm determines that a Gross-Up Payment is required, the Company shall pay such Gross-Up Payment to or for the benefit of Executive as promptly as practical after the Company's receipt of the Firm's determination, but not later than ten (10) days after such receipt. For purposes of making its determinations under this Section 3.3.7, the Firm may rely on reasonable, good

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      faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Firm such information and documents as the Firm may reasonably request in making its determinations. The Company shall bear all fees and expenses charged by the Firm in connection with its services.

            (c) As a result of the uncertainty in the application of Section 280G and Section 4999 of the Code, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement (including a Gross-Up Payment) that should not have been so paid or distributed (an "Overpayment") or that the Company will fail to pay or distribute amounts to or for the benefit of Executive pursuant to this Agreement (including a Gross-Up Payment) that should have been made (an "Underpayment"). In the event it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding (a "Final Determination") that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan by the Company to Executive, which loan shall be repaid by Executive upon demand together with interest calculated at the lowest interest rate authorized for such loans under the Code without a requirement that further interest be imputed. In the event it is established pursuant to a Final Determination that an Underpayment has occurred, any such Underpayment promptly shall be paid by the Company to Executive, together with interest calculated at the lowest interest rate authorized for such loans under the Code without a requirement that further interest be imputed. The determination of Overpayment or Underpayment, as the case may be, for purposes of this
      Section 3.3.7 shall be subject to the confirmation by the Firm.

4. CONFIDENTIALTY AGREEMENT

      Executive recognizes that Employer's business and continued success depend upon the use and protection of confidential information and proprietary information, and therefore Executive is subject to, and this Employment Agreement is conditioned on agreement to, the terms of the Non-Disclosure Agreement (the "Confidentiality Agreement") entered into by Executive and the terms of the Confidentiality Agreement shall survive the termination of Executive's employment with the Company or Successor Employer.

5. ASSIGNMENT

      This Agreement is personal to Executive and shall not be assignable by Executive. The Company may assign its rights hereunder to (a) any Successor

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Employer; (b) any other corporation resulting from any merger, consolidation or other reorganization to which the Company is a party or (c) any other corporation, partnership, association or other person to which the Company may transfer all or substantially all of the assets and business of the Company existing at such time. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

6. ARBITRATION

      Any controversies or claims arising out of or relating to this Agreement shall be fully and finally settled by arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association then in effect (the "AAA Rules"), conducted by one arbitrator either mutually agreed upon by the Company and Executive or chosen in accordance with the AAA Rules, except that the parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration and the arbitrator thereof shall resolve any dispute which arises in connection with such discovery. The prevailing party shall be entitled to costs, expenses and reasonable attorneys' fees, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. It is further agreed by the parties that the venue for any arbitration proceedings shall be within the state of Washington.

7. AMENDMENTS IN WRITING

      No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Company and Executive, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Company and Executive.

8. APPLICABLE LAW

      This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the State of Washington, without regard to any rules governing conflicts of laws.

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9. ENTIRE AGREEMENT

      This Agreement, on and as of the date hereof, constitutes the entire agreement between the Company and Executive with respect to the subject matter hereof and all prior or contemporaneous oral or written communications, understandings or agreements between the Company and Executive with respect to such subject matter are hereby superseded.

10. SEVERABILITY

      Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law and in compliance with the requirements of Section 409A of the Code ("Section 409A"), but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. Moreover, upon a determination by either party that any provision of this Agreement may subject Executive to additional tax under
Section 409A, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible and such transactions either do not constitute nonqualified deferred compensation subject to the requirements of Section 409A or satisfy such requirements in all material respects.

11. ORIGINAL AGREEMENT

      The Original Agreement is amended, restated and superseded in its entirety by this Agreement; provided, however, that notwithstanding the amendment, restatement and supersedure of the Original Agreement, the parties acknowledge and agree that for purposes of Section 4.3, the Merger is deemed to have been a Change of Control and Executive shall be entitled to the benefits set forth in
Section 4.3.1 in the event Executive's employment is terminated by the Company without Cause or by Executive for Good Reason on or prior to September 1, 2007.

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      IN WITNESS WHEREOF, the parties have executed and entered into this
Agreement on the date set forth above.

                                   EXECUTIVE:

                                   /s/ DARRYL LUSTIG
                                   ---------------------------------------------

                                   CARDIAC SCIENCE CORPORATION

                                   By  /s/ MICHAEL K. MATYSIK
                                       -----------------------------------------

                                       Its  Senior Vice President and CFO